Exhibit 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 ext. 8261	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550
CERADYNE, INC. ACQUIRES RAW MATERIALS SUPPLIER MINCO, INC.
Provides Vertical Integration of Ceradyne Solar Effort
Costa Mesa, Calif. —July 11, 2007 — Ceradyne, Inc. (Nasdaq: CRDN) announced today that it has acquired Minco, Inc. in Midway, Tennessee, for approximately $27.5 million in cash. Minco was founded in 1977 to manufacture and market fused silica powders for a wide range of industrial applications. Minco’s fusing process, which is the basis of its entire product line, is based on its proprietary technology. Minco is a key supplier of raw materials to Ceradyne’s Thermo Materials division in Scottdale, Georgia. The Minco powders are used in Ceradyne’s high purity fused silica ceramic crucibles for use in the manufacture of photovoltaic polycrystalline silicon solar cells and will be extensively used in the recently opened Ceradyne factory in Tianjin, China, for its crucible product line.
Minco’s annual sales are estimated to be in the low $20 million range. It is a profitable venture and is anticipated to be immediately accretive. Bruce Lockhart, Ceradyne, Inc. Vice President and President of Ceradyne Thermo Materials, commented: “I am extremely pleased and excited over this acquisition. The acquisition assures us a quality supply of fused silica powders to support our solar energy efforts, particularly in China. Furthermore, it is anticipated that Minco’s strong position in the supply of its materials for use in Precision Investment Casting (PIC) will allow us to further support our strategy of expanding our industrial base globally.”
Lockhart further stated: “Since Minco has been a supplier to Ceradyne Thermo Materials for decades, we are acquainted and comfortable with its products and its people. I anticipate that all Minco’s management will stay in place.”
Tom Cole, Minco President, stated, “We, at Minco, are pleased with the acquisition and look forward to being part of the Ceradyne team. Our ceramic technology culture fits Ceradyne’s requirements and the joining of our raw materials base with Ceradyne’s advanced technical ceramic products and markets will result in a vertically integrated product line.”
Grace Matthews, Inc. advised Minco on the transaction.
Teleconference
Management will conduct a conference call to discuss the Minco acquisition at 9:00 a.m. PDT on Thursday, July 12, 2007. To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start of the call. One may also listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. For those unable to attend, these Web sites will host an archive of the call. A telephone playback will be available beginning at noon PDT on July 12 through noon PDT on July 14. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 6886272.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2006 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
# # #